(CORRECTION) Immune Therapeutics Acquires 10% Stake in Cytocom; Obtains Exclusive Rights to Lodonal™ for Pets in United States

ORLANDO, Fla., June 05, 2018 (GLOBE NEWSWIRE) — via OTC PR WIRE — Immune Therapeutics, Inc. (OTCQB:IMUN) (“Immune,” “IMUN” or the “Company”), a clinical late stage biopharmaceutical company focused on the development of two immunomodulating therapies for the treatment of autoimmune diseases, inflammatory diseases, cancer and HIV/AIDS is pleased to announce a modification of the Company’s 2014 exclusive licensing agreement with Cytocom, Inc., a late stage biotechnology company that specializes in T-Cell activation immunotherapies.

In addition to the rights granted in the 2014 agreement to make products containing Lodonal™ and Met-Enkelphline in Africa, Central America, South American and the Caribbean and to market and distribute the same for human use in certain emerging markets, the newly amended and restated license agreement also grants the Company the exclusive marketing and distribution rights for products containing Lodonal™ and Met-Enkelphline for treatment of animals in the United States.

According to Global Industry Analysts, Inc., the global market for animal medication is projected to reach US $44.4 billion by 2022, driven by increasing investments in animal drug development in response to unmet animal health needs and developments in veterinary diagnostics and services. The Company is developing its strategy to capture a portion of this market.

The Company’s CEO, Noreen Griffin, stated that: “We are confident in our ability to fast track our development program for companion animals in several qualified OMUMS (The Office of Minor Use and Minor Species) indications. Once approved, the company will receive seven years of exclusive marketing rights, which means we should face no competition from another sponsor marketing the same drug in the same dosage form for the same intended use for that time frame.”

The amended and restated license agreement was entered in conjunction with a stock purchase agreement where the Company agreed to acquire 10% of Cytocom’s issued and outstanding common stock in exchange for cancelation of approximately $4,100,000 of debt owed by Cytocom to the Company. Under the original spin-out of Cytocom from the Company, IMUN was required to return all Cytocom shares to Treasury upon the funding of Cytocom, leaving them with no ownership in Cytocom. The Company’s Board, after due discussions and review of Cytocom’s potential, decided to make the investment. The acquisition solidifies the new direction of the strategic alliance between the Company and Cytocom.

Corporate Update

The Company has retained the services of a Ruderfer & Associates, Inc. Verona, NJ 07044 to assist with the search for a new CEO so that Noreen Griffin can be released to serve Cytocom and help grow the value of the Company’s investment in Cytocom.

The Company has filed two new patents in the last 30 days. At this time, the Company has now filed six patents pending applications in the last 18 months. The newest two patents include the use of Lodonal™ as a combination therapy for inflammation, autoimmune disease and cancer in both humans and animals, as well as use of Met-Enkelphline as a combination immunotherapy in the treatment of cancer.

The Company continues to work with the Pharmacy and Poison Board in Kenya and will update shareholders as soon as the Company receives additional information.

The Company is moving forward in Nigeria with implementing the launch of a marketing program with its partner Fidson Healthcare Plc and is hopeful that the initiative will result in sales in the coming months following the initiative.

ABOUT IMMUNE THERAPEUTICS, INC.

Immune Therapeutics Inc. is a late stage clinical stage biopharmaceutical company focused on the development and commercialization of our highly innovative immunotherapies. IMUN is a biotechnology company developing T-Activation immunotherapies to achieve immunomodulation in patients with autoimmune and inflammatory disease and cancer and infectious diseases.

Stimulating the body’s immune system remains one of the most promising approaches in the treatment of Cancers, HIV, Autoimmune Diseases, inflammatory conditions and other chronic infectious diseases.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

CONTACT:
888-613-8802
http://www.immunetherapeutics.com/